Important Notice

Morgan Stanley California Insured Municipal Income Trust

Special Meeting of Shareholders Adjourned to December 23, 2008

The Special Meeting of Shareholders of Morgan Stanley California Insured Municipal Income Trust held on November 14, 2008 was adjourned to December 12, 2008.  The meeting has been adjourned further to solicit additional shareholder votes.  The next meeting will be held on December 23, 2008.

Please take a moment to cast your vote and return the proxy card in the envelope provided.  If it is more convenient, you may cast your vote via the Internet or by telephone.  Please see the enclosed proxy card for instructions to vote by Internet or by telephone.